EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedules of PHH Corporation (which included an explanatory paragraph relating to the adoption of SFAS No. 157, “Fair Value Measurements” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” on January 1, 2008), and the effectiveness of PHH Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PHH Corporation and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, PA
August 4, 2009